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                                                                EXHIBIT 5.1

                                  [LETTERHEAD]

                                                              April 1, 1997

Norwest Integrated Structured Assets, Inc.
7485 New Horizon Way
Frederick, Maryland 21703

    Re: Mortgage Asset-Backed Pass-Through Certificates

Gentlemen:

  We have acted as your counsel in connection with the registration statement (File No. 333-17801) filed, pursuant to the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission (the "Commission") on December 13, 1996, as amended by Pre-Effective Amendment No. 1 to the registration statement filed with the Commission on February 11, 1997, Pre-Effective Amendment No. 2 to the registration statement, filed with the Commission on March 17, 1997 and Pre-Effective Amendment No. 3 to the registration statement to be filed on the date hereof (as amended, the "Registration Statement"). The Registration Statement covers Mortgage Asset-Backed Pass-Through Certificates ("Certificates") to be sold by Norwest Integrated Structured Assets, Inc. (the "Company") in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Company, a trustee to be identified in the Prospectus Supplement for such Series of Certificates (a "Trustee"), and Norwest Bank Minnesota, National Association, as master servicer (the "Master Servicer"). A form of Pooling and Servicing Agreement is included as a Exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

  We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company, and such public documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.

  Based on the foregoing, we are of the opinion that:

  1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Master Servicer, such Pooling and Servicing Agreement will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

  2. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Master Servicer, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contem-plated in the Registration Statement, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

  We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                      Very truly yours,

                                      /s/ Cadwalader, Wickersham & Taft

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